Exhibit 99.1

FOR IMMEDIATE RELEASE

Investors:	Media:
Ria Marie Carlson (714) 382-4400	Jennifer Baier (714) 382-2692
ria.carlson@ingrammicro.com	jennifer.baier@ingrammicro.com

INGRAM MICRO RECONFIRMS FINANCIAL EXPECTATIONS
IN ADVANCE OF INVESTOR EVENT

Company to discuss operating margin, ROIC targets at its Investor Day tomorrow

SANTA ANA, Calif., June 21, 2004 – Ingram Micro Inc., the world’s largest IT distributor, will provide an update on corporate strategy and financial guidance at its Investor and Analyst Day, to be held tomorrow at the company’s corporate headquarters in Santa Ana, Calif.

      The event will include presentations by corporate and regional management, as well as an industry expert from International Data Corporation (IDC). In anticipation of the meeting, the company reconfirmed sales and income estimates for the second quarter (ending July 3, 2004), which were originally announced on April 29, 2004:

  Sales are expected to range from $5.6 to $5.8 billion.

  Net income is expected to range from $21 to $25 million, or $0.13 to $0.16 per diluted share.

     “We’re comfortable with the second-quarter guidance we gave at the end of April,” said Thomas A. Madden, executive vice president and chief financial officer. “Demand is solid, generating healthy year-over-year revenue growth ranging from 8 to 12 percent.”

     Kent B. Foster, chairman and chief executive officer, said the company is pursuing profitable growth initiatives within its core business and through adjacent IT markets.

     “We see opportunities in every region, even in Europe where our operating margins are best-in-class,” he explained. “In North America, our goal is to boost operating margins to 150 basis points within 12 months.”

      He added: “We are intensely focused on improving our returns on invested capital. We recognize that this is a key element in generating shareowner value, and we have aligned management

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incentives accordingly. Our goal is to lift ROIC well above the weighted average cost of capital, while our overall operating target is to achieve ROIC at a 15 percent level over time.”

      Ingram Micro’s Investor and Analyst Day will be webcast live from 9 a.m. to 1 p.m. PT (noon to 4 p.m. ET) tomorrow on the company’s Web site at www.ingrammicro.com (Investor Relations section). An archived version of the webcast and presentation slides will be available on the site for approximately one week after the conclusion of the meeting.

Cautionary Statement for the Purpose of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

     The matters in this press release that are forward-looking statements, including but not limited to statements about future sales levels, margins, cost savings, operating efficiencies, and profitability, are based on current management expectations that involve certain risks which if realized, in whole or in part, could have a material adverse effect on Ingram Micro’s business, financial condition and results of operations, including, without limitation: (1) intense competition, regionally and internationally, including competition from alternative business models, such as manufacturer-to-end-user selling, which may lead to reduced prices, lower sales or reduced sales growth, lower gross margins, extended payment terms with customers, increased capital investment and interest costs, bad debt risks and product supply shortages; (2) termination of a supply or services agreement with a major supplier or customer or a significant change in supplier terms or conditions of sale; (3) failure of information processing or data security systems could result in significant disruption of business and/or additional costs to Ingram Micro; (4) worsening economic conditions (particularly in purchases of technology products) and failure to adjust costs in a timely fashion in response to a sudden decrease in demand; (5) losses resulting from significant credit exposure to reseller customers and negative trends in their businesses; (6) delays or failure to achieve the benefits of process or organizational changes we may implement in the business; (7) disruptions in business operations due to reorganization activities; (8) rapid product improvement and technological change and resulting obsolescence risks; (9) possible disruption in commercial activities caused by terrorist activity or armed conflict, including changes in logistics and security arrangements as a result thereof, and reduced customer demand; (10) dependence on key individuals and inability to retain personnel; (11) reductions in credit ratings and/or unavailability of adequate capital; (12) interest rate and foreign currency fluctuations; (13) adverse impact of governmental controls and actions or political or economic instability which could adversely affect foreign operations; (14) failure to attract new sources of business from expansion of products or services or entry into new markets; (15) inability to manage future adverse industry trends; (16) difficulties and risks associated with integrating operations and personnel in acquisitions; (17) future periodic assessments required by current or new accounting standards which may result in additional charges; and (18) dependence on independent shipping companies.

     Ingram Micro has instituted in the past and continues to institute changes to its strategies, operations and processes to address these risk factors and to mitigate their impact on Ingram Micro’s results of operations and financial condition. However, no assurances can be given that Ingram Micro will be successful in these efforts. For a further discussion of significant factors to consider in connection with forward-looking statements concerning Ingram Micro, reference is made to Exhibit 99.01 of Ingram Micro’s Annual Report on Form 10-K for the year ended January 3, 2004; other risks or uncertainties may be detailed from time to time in Ingram Micro’s future SEC filings. Ingram Micro disclaims any duty to update any forward-looking statements.

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About Ingram Micro Inc.

      As a vital link in the technology value chain, Ingram Micro creates sales and profitability opportunities for vendors and resellers through unique marketing programs, outsourced logistic services, technical support, financial services, and product aggregation and distribution. The company serves countries and is the only global IT distributor in Asia. For more information, visit www.ingrammicro.com.

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©  2004 Ingram Micro Inc. All rights reserved. Ingram Micro and the registered Ingram Micro logo are trademarks used under license by Ingram Micro Inc.